EXHIBIT 12.1
DUKE REALTY CORPORATION
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
(in thousands, except ratios)

	Year Ended December 31, 2012		Year Ended December 31, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008
Net income (loss) from continuing operations, less preferred dividends	$(134,224)		$(63,160)		$(30,177)		$(306,876)		$18,103
Preferred dividends	46,438		60,353		69,468		73,451		71,426
Interest expense	245,170		220,455		186,407		149,107		134,298
Earnings (loss) before fixed charges	$157,384		$217,648		$225,698		$(84,318)		$223,827
Interest expense	$245,170		$220,455		$186,407		$149,107		$134,298
Interest costs capitalized	9,357		4,335		11,498		26,864		53,456
Total fixed charges	254,527		224,790		197,905		175,971		187,754
Preferred dividends	46,438		60,353		69,468		73,451		71,426
Total fixed charges and preferred dividends	$300,965		$285,143		$267,373		$249,422		$259,180
Ratio of earnings to fixed charges	N/A	(1)	N/A	(3)	1.14		N/A	(6)	1.19
Ratio of earnings to fixed charges and preferred dividends	N/A	(2)	N/A	(4)	N/A	(5)	N/A	(7)	N/A	(8)

(1)
N/A - The ratio is less than 1.0; deficit of $97.1 million exists for the year ended December 31, 2012. The calculation of earnings includes $376.0 million of non-cash depreciation and amortization expense.

(2)
N/A - The ratio is less than 1.0; deficit of $143.6 million exists for the year ended December 31, 2012. The calculation of earnings includes $376.0 million of non-cash depreciation and amortization expense.

(3)
N/A - The ratio is less than 1.0; deficit of $7.1 million exists for the year ended December 31, 2011. The calculation of earnings includes $326.2 million of non-cash depreciation and amortization expense.

(4)
N/A - The ratio is less than 1.0; deficit of $67.5 million exists for the year ended December 31, 2011. The calculation of earnings includes $326.2 million of non-cash depreciation and amortization expense.

(5)
N/A - The ratio is less than 1.0; deficit of $41.7 million exists for the year ended December 31, 2010. The calculation of earnings includes $276.0 million of non-cash depreciation and amortization expense.

(6)
N/A - The ratio is less than 1.0; deficit of $260.3 million exists for the year ended December 31, 2009. The calculation of earnings includes $242.2 million of non-cash depreciation and amortization expense.

(7)
N/A - The ratio is less than 1.0; deficit of $333.7 million exists for the year ended December 31, 2009. The calculation of earnings includes $242.2 million of non-cash depreciation and amortization expense.

(8)
N/A - The ratio is less than 1.0; deficit of $35.4 million exists for the year ended December 31, 2008. The calculation of earnings includes $210.2 million of non-cash depreciation and amortization expense.